ASSIGNMENT OF
BLOCKCHAIN ADMINISTRATION AND DEVELOPMENT AGREEMENT

THIS ASSIGNMENT OF BLOCKCHAIN ADMINISTRATION AND DEVELOPMENT AGREEMENT (“Assignment”) is made this [25th] day of April, 2022 (the “Effective Date”), by and between Arca Capital Management, LLC (“Assignor”), and Arca Labs, LLC (“Assignee”).

RECITALS

WHEREAS, Assignor is a party to that certain Blockchain Administration and Development Agreement dated April [25th], 2022, by and between Arca U.S. Treasury Fund (the “Fund”) and the Assignor;

WHEREAS,       Assignor desires to assign to Assignee all of its right, title and interest to the Agreement and Assignee desires to accept such assignment and assume all of Assignor's obligations thereunder as of the date hereof; and

WHEREAS, the board of trustees of the Fund, including the members of the board of trustees who are not “interested persons” of the Fund or the Assignor, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, have approved such assignment.

NOW, THEREFORE, in consideration of the mutual terms, covenants, conditions and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be mutually bound, Assignor and Assignee hereby covenant and agree as follows:

AGREEMENT

1.       Assignment. Assignor hereby assigns and transfers to Assignee all of its right, title and interest in and to the Agreement, and delegates to Assignee all of its duties thereunder.

2.       Assumption. Assignee hereby assumes all obligations of Assignor with respect to the Agreement and agrees to be bound by each and all of the terms and provisions of the Agreement, as though the Agreement had originally been made, executed and delivered by Assignee.

3.       Choice of Law. The validity, interpretation, enforceability and performance of this Assignment shall be governed by and construed in accordance with the laws of the State of New York.

4.       Successors and Assigns. This Assignment applies to, inures to the benefit of and binds all parties hereto and their respective successor and assigns.

5.       Counterparts. This Assignment may be executed in counterparts, each of which when taken together shall constitute one and the same original.

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       IN WITNESS WHEREOF, the parties have executed this Assignment on the date and year first written above.

ARCA CAPITAL MANAGEMENT, LLC:

By: /s/ Jerald David

Name:       Jerald David

Title:       President

ARCA LABS, LLC

By: /s/ Phil Liu

Name:       Phil Liu

Title:       Chief Legal Officer & Co-Founder